Exhibit 10.1
GRANITE CONSTRUCTION INCORPORATED

EXECUTIVE RETENTION AND SEVERANCE PLAN III
(As Amended and Restated by the Compensation Committee on March 31, 2021)

Amendment. No. 1

Section 15 of the Executive Retention and Severance Plan III, amended and restated on March 31, 2021 (the "Plan") authorizes amendments to the Plan by action of the Compensation Committee of the Company's Board of Directors. Accordingly, the Plan is hereby amended, effective October 2, 2023, as follows:

Section 16.2 is replaced with the following:

"16.2. No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan and/or the Granite Construction Incorporated Clawback Policy, as amended from time to time, and any successor policy thereto, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.”

A new Section 16.11 is inserted as follows:

"16.11. Clawback Policy. Incentive-based compensation (as defined in the Granite Construction Incorporated Clawback Policy) received by a Participant pursuant to this Plan on or after October 2, 2023 is subject to the Granite Construction Incorporated Clawback Policy, as amended from time to time, and any successor policy thereto. For the avoidance of doubt, the recovery of compensation under the Granite Construction Incorporated Clawback Policy or any successor policy shall not be an event giving rise to Good Reason or to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company."

Except as amended hereby, the terms of the Plan remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed this 16th day of October 2023.

GRANITE CONSTRUCTION INCORPORATED

/s/ Kyle Larkin
Kyle Larkin
President and Chief Executive Officer